Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
December 14, 2006
U.S. Concrete, Inc.
2925 Briarpark
Suite 500
Houston, Texas 77042
Ladies and Gentlemen:
          As set forth in the Registration Statement on Form S-4, Reg. No. 333-138868 (the “Registration Statement”), filed by U.S. Concrete, Inc., a Delaware corporation (the “Company”), and the subsidiary guarantors identified in the Registration Statement (the “Subsidiary Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of the offering of (1) $85 million aggregate principal amount of 8 3/8% senior subordinated notes due 2014 (the “New Notes”) to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of its issued and outstanding 8 3/8% senior subordinated notes due 2014 issued on July 5, 2006 (the “Outstanding Old Notes”) and (2) the related subsidiary guarantees of the New Notes by the Subsidiary Guarantors (the “Guarantees”), we are passing on certain legal matters in connection with the New Notes for the Company. The Company will issue the New Notes under an indenture dated as of March 31, 2004 (the “Base Indenture”) among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of July 5, 2006 among the Company, the Subsidiary Guarantors and the Trustee (together with the Base Indenture, the “Indenture”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
          In our capacity as counsel to the Company in connection with the Exchange Offer, we have examined: (1) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (2) the Registration Statement and its exhibits, including the Indenture, and (3) the originals, or copies certified or otherwise identified, of corporate records of the Company, including the minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinion we express below. In giving this opinion, we have relied on certificates of officers of the Company with respect to the accuracy of the material factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the original copies of those documents and those original

U.S. Concrete, Inc.	- 2 -	December 14 , 2006
copies are authentic. In addition, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee.
          Based on and subject to the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that when (1) the Registration Statement has become effective under the Securities Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (2) the New Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for the Outstanding Old Notes tendered pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated by the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by (a) any applicable bankruptcy, reorganization, insolvency, fraudulent transfer or conveyance, moratorium or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law, and (c) any implied covenants of good faith and fair dealing.
          We limit the opinion we express above in all respects to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware, each as currently in effect.
          We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent Section 7 of the Securities Act requires to be filed with the Registration Statement.
Very truly yours,
/s/ BAKER BOTTS L.L.P.
TWP/RJM/JAR